EXHIBIT 12.2

ARCHSTONE COMMUNITIES TRUST
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SHARE DIVIDENDS
(Dollar amounts in thousands)
(Unaudited)

                                                Three Months Ended
                                                     March 31,                  Twelve Months Ended December 31,
                                                ------------------- ------------------------------------------------------
                                                  2001       2000      2000       1999       1998      1997(1)     1996
                                                --------- --------- ---------- ---------- ---------- ---------- ----------
Earnings from operations......................  $ 37,600  $ 43,197  $ 176,466  $ 169,339  $ 134,571  $  24,686  $  94,089
Add:
    Interest expense..........................    34,646    34,202    145,173    121,494     83,350     61,153     35,288
                                                --------- --------- ---------- ---------- ---------- ---------- ----------
Earnings as adjusted..........................  $ 72,246  $ 77,399  $ 321,639  $ 290,833  $ 217,921  $  85,839  $ 129,377
                                                ========= ========= ========== ========== ========== ========== ==========

Combined fixed charges and Preferred Share
dividends:
    Interest expense..........................  $ 34,646  $ 34,202  $ 145,173  $ 121,494  $  83,350  $  61,153  $  35,288
    Capitalized interest......................     5,318     6,570     24,317     31,912     29,942     17,606     16,941
                                                --------- --------- ---------- ---------- ---------- ---------- ----------
     Total fixed charges......................    39,964    40,772    169,490    153,406    113,292     78,759     52,229
                                                --------- --------- ---------- ---------- ---------- ---------- ----------
    Preferred Share dividends.................     6,307     6,431     25,340     23,733     20,938     19,384     24,167
                                                --------- --------- ---------- ---------- ---------- ---------- ----------
Combined fixed charges and Preferred Share
dividends.....................................  $ 46,271  $ 47,203  $ 194,830  $ 177,139  $ 134,230  $  98,143  $  76,396
                                                ========= ========= ========== ========== ========== ========== ==========
Ratio of earnings to combined charges and
    Preferred Share dividends.................       1.6       1.6        1.7        1.6        1.6        0.9        1.7
                                                ========= ========= ========== ========== ========== ========== ==========

(1)     Earnings from operations for 1997 includes a one-time,  non-cash  charge of $71.7 million  associated with costs incurred in acquiring  Archstone's REIT and property  management  companies from Security Capital.  Accordingly, earnings from  operations  were  insufficient  to cover combined fixed charges and Preferred  Share dividends by
        $12.3  million for the year ended  December 31, 1997.  Excluding  the charge,  the ratio of earnings to combined fixed charges and Preferred Share dividends for the year ended December, 31 1997 would be 1.6.